EXHIBIT 21.1


                              SPECTRIAN CORPORATION

                                  SUBSIDIARIES

                                (All 100% Owned)


         Registrant's significant consolidated subsidiaries and the state or jurisdiction of organization of each subsidiary are show below:

Spectrian Foreign Sales Corporation
(Incorporated in United States Virgin Islands)

Spectrian Korea Corporation
(Incorporated in the Republic of South Korea)

UltraRF, Inc.
(Incorporated in Delaware)